GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2010 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (February 22, 2011) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2010.  Greenlight Re reported net income of $56.4 million for the fourth quarter of 2010 compared to net income of $57.3 million for the same period in 2009.  For the fourth quarter of 2010, net income per share was $1.51, on a fully diluted basis compared to $1.55 for the same period in 2009.

Fully diluted adjusted book value per share as of December 31, 2010 was $21.39, a 12.9% increase from $18.95 per share as of December 31, 2009.

For the year ended December 31, 2010, net income was $90.6 million compared to net income of $209.5 million for the year ended December 31, 2009.  The net income per share for 2010 was $2.44, on a fully diluted basis, compared to net income per share of $5.71 for 2009.

“Both the underwriting result and the investment result were adequate in 2010,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “The full year increase in gross written premium should carry forward into growth in earned premium in 2011, even as we have reduced our catastrophe exposure. We have added significantly to staff, complementing our service oriented model with additional senior professionals who will help us continue to develop deeper client relationships.”

Financial and operating highlights for Greenlight Re in the fourth quarter and year ended December 31, 2010 include:

●
Gross written premiums in the fourth quarter of 2010 were $107.8 million compared to $50.9 million in the fourth quarter of 2009, while net earned premiums were $103.6 million, an increase from $62.5 million reported in the fourth quarter of last year.  For the full year 2010, gross written premiums were $414.9 million compared to $258.8 million in 2009, while net earned premiums were $287.7 million compared to $214.7 million in 2009.

●	The combined ratio for 2010 was 102.8% an increase from a combined ratio of 96.5% in 2009.

●
Net investment income reported in the fourth quarter was $64.3 million, a gain of 6.5% on the investment portfolio, compared to net investment income of $51.2 million, a 6.4% gain in the fourth quarter of 2009.  For the full year 2010, net investment income was $104.0 million, an 11.0% gain, compared to net investment income of $199.9 million, a 32.1% gain in 2009.

“In 2010 Greenlight Re was able to expand our frequency-oriented portfolio and develop a presence in the European Union through our new subsidiary in Ireland,” said Len Goldberg, Chief Executive Officer of Greenlight Re.  “We continue to grow in a soft reinsurance market by finding niche opportunities and providing customized solutions for our clients. While we experienced adverse development on a discontinued motor contract, we did not suffer any catastrophe losses during the year.  We believe that over time the performance of our underwriting portfolio will demonstrate key comparative advantages of our underwriting strategy.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2010 on Wednesday, February 23, 2011 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2010 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                                          1-877-317-6789
International                                           1-412-317-6789

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=134280

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 23, 2011 until 9:00 a.m. Eastern time on March 10, 2011.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 448223. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

###

Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with A.M. Best "A-" (Excellent) rated specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2010	2009
Assets
Investments
Debt instruments, trading, at fair value	$15,610	$95,838
Equity securities, trading, at fair value	839,921	593,201
Other investments, at fair value	196,490	141,561
Total investments	1,052,021	830,600
Cash and cash equivalents	45,540	31,717
Restricted cash and cash equivalents	977,293	590,871
Financial contracts receivable, at fair value	28,701	30,117
Reinsurance balances receivable	109,567	82,748
Loss and loss adjustment expenses recoverable	11,976	7,270
Deferred acquisition costs, net	87,389	34,401
Unearned premiums ceded	7,424	6,478
Notes receivable	14,205	15,424
Other assets	3,886	4,754
Total assets	$2,338,002	$1,634,380
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$726,737	$570,875
Financial contracts payable, at fair value	22,746	16,200
Due to prime brokers	273,071	—
Loss and loss adjustment expense reserves	186,467	137,360
Unearned premium reserves	234,983	118,899
Reinsurance balances payable	20,164	34,301
Funds withheld	22,887	14,711
Other liabilities	11,786	12,796
Total liabilities	1,498,841	905,142
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,200,835 (2009: 30,063,893): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2009: 6,254,949)	3,646	3,632
Additional paid-in capital	485,555	481,449
Non-controlling interest in joint venture	45,758	30,597
Retained earnings	304,202	213,560
Total shareholders’ equity	839,161	729,238
Total liabilities and shareholders’ equity	$2,338,002	$1,634,380

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2010, 2009 and 2008
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2010	2009	2008
Revenues
Gross premiums written	$414,850	$258,818	$162,395
Gross premiums ceded	(12,011)	(13,276)	(16,396)
Net premiums written	402,839	245,542	145,999
Change in net unearned premium reserves	(115,138)	(30,862)	(31,050)
Net premiums earned	287,701	214,680	114,949
Net investment income (loss)	104,006	199,861	(126,126)
Other income (expense), net	(1,079)	4,538	—
Total revenues	390,628	419,079	(11,177)
Expenses
Loss and loss adjustment expenses incurred, net	177,018	119,045	55,485
Acquisition costs, net	102,645	69,232	41,649
General and administrative expenses	16,187	18,994	13,756
Total expenses	295,850	207,271	110,890
Net income (loss) before non-controlling interest and income tax expense	94,778	211,808	(122,067)
Non-controlling interest in (income) loss of joint venture	(3,740)	(2,312)	1,163
Net income (loss) before income tax expense	91,038	209,496	(120,904)
Income tax (expense) benefit	(396)	49	—
Net income (loss)	$90,642	$209,545	$(120,904)
Earnings (loss) per share
Basic	$2.49	$5.78	$(3.36)
Diluted	2.44	5.71	(3.36)
Weighted average number of ordinary shares used in the determination of:
Basic	36,420,719	36,230,501	35,970,479
Diluted	37,224,173	36,723,552	35,970,479

The following table provides the ratios for the years ended December 31, 2010, 2009 and 2008.

	2010			2009			2008
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	68.9%	(4.3)%	61.5%	56.6%	51.2%	55.4%	44.4%	57.7%	48.3%
Acquisition cost ratio	36.7%	26.3%	35.7%	38.6%	8.3%	32.3%	46.8%	10.8%	36.2%
Composite ratio	105.6%	21.1%	97.2%	95.2%	59.5%	87.7%	91.2%	68.5%	84.5%
Internal expense ratio			5.6%			8.8%			12.0%
Combined ratio			102.8%			96.5%			96.5%